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Exhibit 12

                            GATX Capital Corporation
                        Ratio of Earning to Fixed Charges
                                 (in thousands)

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Year Ended December 31,                                1999            1998            1997           1996           1995
                                                    ---------       ---------       ---------      ---------      ---------
Fixed Charges:

Interest on indebtedness and amortization of
debt discount and expense                           $ 115,031       $ 110,187       $  96,800      $  86,106      $  68,396
Capitalized interest                                    4,096           2,064           1,575          3,074          1,601
Portion of rents representing interest factor
(assumed to approximate 33%)                           14,297          13,498          13,703         10,849          6,574
                                                    ---------       ---------       ---------      ---------      ---------
Total fixed charges                                 $ 133,424       $ 125,749       $ 112,078      $ 100,029      $  76,571
                                                    =========       =========       =========      =========      =========


Earnings available for fixed charges:

Net income                                          $  71,609       $  71,891       $  53,564      $  45,855      $  32,604
Add:
Income taxes                                           49,139          51,267          36,628         32,636         22,740
Equity in net earnings of joint ventures, net
of dividends received                                 (38,962)        (21,778)         39,031          8,740         13,522
Fixed charges (excluding capitalized interest)        129,328         123,685         110,503         96,955         74,970
                                                    ---------       ---------       ---------      ---------      ---------
Total earnings available for fixed charges          $ 211,114       $ 225,065       $ 239,726      $ 184,186      $ 143,836
                                                    =========       =========       =========      =========      =========
Ratio of earnings to fixed charges                       1.58            1.79            2.14           1.84           1.88
                                                    =========       =========       =========      =========      =========

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